Exhibit 3

UNITED MEXICAN STATES

Supplemental Sub-Authorization Certificate

This Supplemental Sub-Authorization Certificate hereby supplements the Authorization Certificate dated as of February 17, 2012 and the Sub-Authorization Certificate dated as of August 3, 2012 (the “Sub-Authorization Certificate”), executed and delivered on behalf of the United Mexican States (“Mexico”) pursuant to Section 1(b) of the Fiscal Agency Agreement dated as of September 1, 1992, as amended by Amendment No. 1 thereto, dated as of November 28, 1995 and by Amendment No. 2 thereto, dated as of March 3, 2003 (the “Fiscal Agency Agreement”) between Mexico and Citibank, N.A. establishing under the Fiscal Agency Agreement a Series of Securities designated as Global Medium-Term Notes, Series A, Due Nine Months or More from Date of Issue, and authorizing the issuance by Mexico of its U.S. dollar denominated 3.625% Global Notes due 2022 (the “Reopened 2022 Notes”), 4.750% Global Notes due 2044 (the “Reopened 2044 Notes”) and 5.750% Global Notes due 2110 (the “Reopened 2110 Notes” and, together with the Reopened 2022 Notes and the Reopened 2044 Notes, the “Reopened Notes”). The Reopened Notes of each series have the terms set forth in the Sub-Authorization Certificate and the additional terms set forth herein.

I, Víctor Manuel Mastache Villalobos, Deputy Director General of Legal Procedures of Credit of the Ministry of Finance and Public Credit of Mexico, hereby certify that:

a. The aggregate principal amount of the Reopened 2022 Notes shall be U.S. $•.

b. The aggregate principal amount of the Reopened 2044 Notes shall be U.S. $•.

c. The aggregate principal amount of the Reopened 2110 Notes shall be U.S. $•.

This Sub-Authorization Certificate shall be governed by, and construed in accordance with, the laws of the State of New York, except with respect to its authorization and execution by Mexico, which shall be governed by the laws of Mexico.

IN WITNESS WHEREOF, the undersigned has hereunto executed this Supplemental Sub-Authorization Certificate as of the •th day of •, 2012.

Víctor Manuel Mastache Villalobos
Deputy Director General of Legal Procedures of Credit of the Ministry of Finance and Public Credit of the United Mexican States

2